SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 27, 2009

INTERAMERICAN ACQUISITION GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51510	20-2828369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2918 Fifth Avenue South, Suite 209, San Diego, California 92103
(Address of principal executive offices, including zip code)

(619) 298-9883
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01    Entry into a Material Agreement.

Through the close of business on August 26, 2009, InterAmerican Acquisition Group Inc. (“IAG”) entered into agreements to purchase 2,847,666 public shares of IAG common stock in privately negotiated transactions from four stockholders who would otherwise vote against the proposed transaction described in IAG’s proxy statement/prospectus dated August 7, 2009 for an aggregate of $21,903,255.  Pursuant to such agreements, the holders have agreed to vote their shares of common stock in favor of the stock purchase proposal or to give IAG’s management proxies to do so, which, in some cases, will supersede prior proxies voted against the proposal.  It is expected that further such agreements will be entered into prior to the special meeting of stockholders on similar terms.  The closing of such purchases will be effected by CNC Development Ltd. (“CNC”) after the closing of the stock purchase described in the proxy statement/prospectus and would be paid for with funds that are presently in IAG’s trust account and will become CNC’s funds as a result of the business combination.  Such shares would represent approximately 49.5% of IAG’s public shares of common stock.

The number of IAG’s public shares of common stock that could be acquired by IAG would constitute all of the total number of public shares.  Consequently, if all such purchases were effected, fewer than 20% of the public shares of common stock could be voted against the stock purchase and converted into cash and the stock purchase proposal would be approved.  See the section of the proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Interests of IAG’s Directors and Officers in the Stock Purchase” for a description of the benefits that would accrue to such persons as a result of the approval of the stock purchase proposal.

As of August 26, 2009, the holders of more than 5% of the outstanding shares of common stock of IAG (based on filings on Schedule 13D or Schedule 13G) that have entered into an agreement to sell its shares are Bulldog Investors and affiliates, HBK Funds (HBK Master Fund LP and HBK Special Opportunity Fund LP), SM Investors and Lyrical Partners, L.P., who will receive, respectively, approximately $4,803,298, $5,427,103 $4,973,86 and $5,141,193 upon completion of their sales.  See the section of the proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

IAG believes that the agreements with the holders to enable IAG’s management to vote in favor of the stock purchase proposal in return for the commitment that their public shares of common stock would be purchased upon closing of the stock purchase is the most cost-effective method to achieve approval of the stock purchase proposal.  Accordingly, as of the date of this Current Report, none of the other arrangements described in the proxy statement/prospectus for the acquisition of public shares of common stock or to provide incentives to holders of public shares of common stock to vote in favor of the stock purchase proposal is expected to be utilized, although it may still become necessary to do so.  See the section of the proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Actions That May Be Taken to Secure Approval of IAG’s Stockholders.”

Item 8.01    Other Events.

On August 27, 2009, InterAmerican Acquisition Group Inc. (“IAG”) announced that its special meeting of stockholders, held on August 27, 2009 at 11:00 a.m. New York City time, has been adjourned until 3:00 p.m. on Tuesday, September 1, 2009.  The meeting will take place at its original location, at the offices of Kramer Levin Naftalis & Frankel LLP, counsel to IAG, at 1177 Avenue of the Americas, New York, New York 10036.  A copy of the press release for such announcement is attached to this Report as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Representative Form of Stock Purchase Agreement.

99.1	Press release of InterAmerican Acquisition Group Inc. dated August 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterAmerican Acquisition Group, Inc.

	By:	/s/ William C. Morro
William C. Morro
Chief Executive Officer

Dated: August 27, 2009